Exhibit 10.52

AGREEMENT

ENTERED INTO by and between KEVIN D. BUSBEY (herein “Busbey”), and FRANKLIN SYNERGY BANK, a Tennessee banking corporation (the “Bank”), as of this 18th day of December, 2018.

RECITALS:

1.    Busbey and Bank entered into an Employment Agreement and a Confidentiality, Non-Competition and Non-Solicitation Agreement, each of which is dated July 1, 2014 (collectively, the “Employment Contracts”).

2.    Pursuant to the Employment Contracts, Busbey held the title of Executive Vice President, Chief Financial Officer of the Bank.

3.    Busbey resigned his position with the Bank effective December 3, 2018, but since that time has remained at the Bank as an “at will” employee.

4.    Busbey and Bank desire to enter into this Agreement for the reasons set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    The Employment Contracts are hereby terminated and all obligations (present and future) recited therein are hereby cancelled and terminated.

2.    Busbey shall continue as an “at will” employee of the Bank with the title of Senior Vice President/Senior Finance and Accounting Manager.

3.    Busbey’s compensation shall be a monthly salary of $13,123.08 per month, paid in partial bi-monthly intervals at regular pay periods. Busbey also shall have the option to receive healthcare benefits and related employee benefits customarily offered to other similarly situated Bank employees.

4.    Busbey is granted a one-time severance payment option. In order to exercise the option, either the Bank or Busbey shall have elected to terminate Busbey’s employment status with the Bank on or before the expiration of 180 days from the date of this Agreement (the “Option Period”). In the event that either the Bank or Busbey elects to terminate Busbey’s employment status with the Bank during the Option Period, then” (a) Busbey shall be entitled to receive a severance payment equal to $157,477.00 (the “Severance Payment”) paid over twelve (12) months on a bi-monthly basis at regular pay periods ($6561.54 on the 15th day of each month and on the last day of each month); (b) any unvested award of options, restricted stock, stock appreciation rights, or other forms of equity compensation awards shall become fully vested as of Busbey’s last date of employment regardless of the terms of the 2017 Omnibus Equity Incentive Plan and any similar or related awards of equity compensation was awarded (collectively, the “Vesting Rights”); and (c) one (1) times the average of the past three years cash

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incentive bonus pay which is equal to a total of $6,476.47 paid over twelve (12) months on a bi-monthly basis at regular pay periods ($269.85 on the 15th day of the month and the last day of each month) beginning on the next regular pay date following Busbey’s termination of employment. In the event that Busbey’s employment with the Bank is not terminated by Busbey or Bank during the Option Period, then, Busbey’s rights to the Severance Payment and Vesting Rights shall terminate and be of no further affect. Upon termination of Busbey’s employment, Busbey’s rights to participate in healthcare insurance or related employee benefits shall cease. However, upon termination, Busbey shall be eligible for COBRA health insurance coverage and Busbey shall be responsible to enroll in and pay for such COBRA health insurance coverage.

5.    Busbey shall report to the Bank’s Chief Financial Officer who shall be responsible to direct Busbey in his employment requirements which may include, among other things: special project work; specialized (subsidiary) accounting/administrative tasks; oversee of FIS Horizon from the finance and accounting department perspective; and acting as a general resource to the finance and accounting department.

6.    This Agreement shall be governed by the laws of the State of Tennessee. In the event of any litigation arising under or out of this Agreement, the exclusive jurisdiction for such litigations shall be any state court located in Williamson County, Tennessee. In the event of litigation hereunder or in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable legal fees, costs of litigation, and court costs from the non-prevailing party in such litigation. THE PARTIES HERETO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY.

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ENTERED INTO as of the date first above written.

BUSBEY:

/s/ KEVIN BUSBEY
KEVIN BUSBEY

BANK:

FRANKLIN SYNERGY BANK

By:	/s/ Chris Black

Title:	CFO

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